Exhibit 99.1

protecting dreams investor presentation UNITED FIRE GROUP Exhibit 99.1

Forward-Looking Statements This report may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides issuers the opportunity to make cautionary statements regarding for forward- looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as "expect(s)," "anticipate(s)," "intend(s)," "plan(s)," "believe(s)," "continue(s)," "seek(s)," "estimate(s)," "goal(s)," "target(s)," "forecast(s)," "project(s)," "predict(s)," "should," "could," "may," "will continue," "might," "hope," "can" and other words and terms of similar meaning or expression in connection with a discussion of future operations, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in "Risk Factors" in United Fire & Casualty's ("United Fire") filings with the SEC, including among others United Fire's Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent filings on Form 10-Q. 2

Company Overview Regional provider of a complete line of insurance products, including traditional commercial and personal P&C insurance, niche specialty programs (e.g. waste haulers, religious institutions, surety bonds) and life insuranceP&C companies rated "A" and United Life Insurance Company rated "A-" by A.M. Best $700 million in shareholders' equityRepresented by more than 1,200 independent agenciesSix regional offices with over 870 employeesLicensed in 43 states, active in 33 3

P & C (90%)(2) Life (10%)(2) DPW by Line of Business DPW by State DPW by Line of Business DPW by State 2010 full year results from United Fire 10-K.Of net premiums earned for the 12 months ended December 31, 2010. OPERATING SEGMENT PREMIUM ANALYSIS(1) 4

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- The acquisition of Mercer Insurance Group enhances United Fire's strategy of providing protection to individuals, businesses and organizations through regional insurance companies operating through a network of independent agents

Geographic Diversification	▪ Provides expansion of core commercial business outside of the Midwest into the Mid-Atlantic and the West Coast ▪ Diversifies risk profile of the company and adds a significant amount of premium (20%+) in states where United Fire did not previously operate ▪ Achieves a better spread of catastrophe risk as Mercer's book of business does not contribute to United Fire's Gulf exposure
Economies of Scale	▪ Increased scale of combined company provides some protection against competition and enhances leverage with agents, reinsurers, and vendors ▪ The combined company is a top 100 P&C writer in the U.S. based on premiums with over $700 million in DPW(1), approximately $3.2 billion in assets and $700 million in shareholders' equity(2)
Product Diversification	▪ Mercer offers a waste haulers program, religious institutions program and mail order surety program ▪ Ability to export United Fire products (Signature Premier, surety and life) and underwriting expertise (predictive modeling and CATography) across Mercer operation
Similar Cultures	▪ Shared conservative underwriting and investment philosophy ▪ Focus on professional independent insurance agents ▪ Shared commitment to customer service and fair claims handling

(1) Statutory premiums for the 12 months ended December 31, 2010.
(2) GAAP results at June 30, 2011.

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EXPANDED GEOGRAPHIC FOOTPRINT

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WA
OR
CA
NV
ID
MT
WY
UT
AZ
CO
NM
ND
SD
NE
KS
OK
TX
MN
IA
MO
AR
LA
WI
IL
MI
IN
OH
KY
TN
MS
AL
GA
FL
SC
NC
VA
WV
PA
NY
VT
NH
ME
MA
RI
CT
NJ
DE
MD
DC

Direct Written Premiums (2010)

- = UFCS states that individually represent greater than 0.01% of DPW
- = Top 6 States by DPW for MIGP

Source: SNL Financial.

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Investor Concerns	United Fire Responses
Uncertainty Regarding Mercer Acquisition and Integration	▪ Transaction closed on March 28, 2011 ▪ Integration efforts are proceeding as planned with merger expenses less than originally budgeted ▪ Substantial opportunity for expense reductions in IT, reinsurance and public company expenses
Prolonged "Soft" P&C Pricing Environment	▪ Greater underwriting discipline than the overall industry ▪ The level of rate decreases are slightly moderating ▪ Second consecutive year of personal lines rate increases (comprise ~11% of United Fire's P&C writings) ▪ Pricing improvements in CAT exposed property areas
Exposure to CATs	▪ Use new underwriting tools (e.g. CATography) and predictive analytics tools to improve risk selection process and improve exposure management ▪ Adequately reserved with a high level of confidence ▪ Purchase reinsurance with $20 million retention and 95% in excess of $20 million up to $200 million
Low Return Profile and Low Trading Volume	▪ Past earnings strained by adverse development related to Hurricane Katrina have significantly diminished ▪ Excess capital pre-merger dragged down the return profile of the company ▪ Active capital management: average 2.2% dividend yield over the last 10 years; repurchased $6.1 million worth of shares in first half of 2011 with additional 849,229 shares remaining under the repurchase authorization ▪ Attractive entry point for long term shareholders
Dwindling Industry Reserve Releases	▪ United Fire has consistent reserve practices ▪ Historically reported reserve redundancies

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Rate Change Comparison 1 2 3 Quarterly rate change for U.S.-based property and casualty accounts.Quarterly rate change for the commercial property and casualty market.Quarterly rate change for United Fire per management. -0.9% -6.7% -6.1% Median: DISCIPLINED UNDERWRITING 8

100-Year Probable Maximum Losses (PMLs) Exposure Reduction ($ in Millions) Cat management Decrease: $178mm (62%) Decrease: $188mm (67%) 9

2008-2009 UNDERPERFORMANCE

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Events in 2008-2009

- Hurricane Katrina development of $65 million due to unfavorable court rulings
- Record number of catastrophe events in 2008 contributed $76 million to United Fire's losses
- A flood in 2008 forced us from our home office to a temporary location for 11 weeks
- Hurricanes Ike and Gustav in 2008 forced temporary closings of our Galveston and New Orleans offices
- Financial downturn in 2008-2009 required investment write-downs of $28 million

Reinsurance Program

- 2011 Catastrophe program
  - $20 million retention
  - 95% excess of $20 million
- 2011 Core Program
  - $2 million retention
  - $15 million per
  - risk coverage
  - $40 million per occurrence coverage

Catastrophes

1992	Hurricane Andrew	$28.1 million assumed
1994	Northridge earthquake	$5.6 million assumed
2000	New Orleans hailstorm	$25.5 million
2001	9/11 events	$11.6 million assumed
2002	Hurricane Lili	$9.3 million
2004	Hurricanes Charley, Frances and Jeanne	$13.9 million
2005	Hurricanes Katrina and Rita	$312.6 million
2008	Hurricanes Gustav and Ike	$35.2 million
2011	Global CAT losses	$10 million assumed
2011	Spring storms (Tuscaloosa & Joplin)	$30-35 million

CAT Losses


($ in Millions)
$197
$179
$60
$219
$14
$232
$76
$317
$22
$343
$20
$270
$47
$154
'05
'06
'07
'08
'09
'10
6/30/11
CAT Losses
Non-CAT Losses

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Initiatives & strategies moving forward Utilize New underwriting toolsUse CATography(tm) to:Improve risk selection processImprove exposure managementUse predictive analytics for risk selection and improved profitability 11

FINANCIAL SUMMARY protecting dreams

(GAAP results, $ in thousands except per share values)	At or For the 12 Months Ended December 31,			At or For the 6 Months Ended June 30,	
	2008	2009	2010	2010	2011
Selected Income Statement Items					
Net Premiums Written	$496,897	$467,427	$463,892	$248,185	$295,355
Net Income / (Loss)	(13,064)	(10,441)	47,513	33,044	(12,104)
Realized Gains / (Losses)	(6,749)	(8,566)	(5,518)	3,297	2,455
Operating Earnings	(6,315)	(1,875)	41,995	29,747	(14,559)
Selected Balance Sheet Items					
Cash and Investments	$2,205,355	$2,542,693	$2,662,955	$2,614,648	$3,044,824
Total Assets	2,687,130	2,902,544	3,007,439	3,056,579	3,621,934
Shareholders' Equity	641,741	672,735	716,424	705,935	704,773
Capital & Surplus	553,058	556,265	594,308	572,294	575,201
Per Share Analysis					
Operating Income / (Loss) per Share	($0.23)	($0.07)	$1.60	$1.12	($0.56)
Net Income / (Loss) per Share	(0.48)	(0.39)	1.80	1.25	(0.46)
Dividends per Share	0.60	0.60	0.60	0.30	0.30
Book Value per Share	24.10	25.35	27.35	26.82	27.23
Profitability Analysis					
Loss Ratio	84.5%	83.9%	68.9%	63.6%	83.8%
Expense Ratio	29.4	31.3	31.0	30.7	37.2
Combined Ratio	113.9	115.2	99.9	94.3	121.0
Combined Ratio (ex. CATs & Hurricane Katrina litigation)	97.6	101.4	93.2	89.1	101.3
ROAE	(1.9%)	(1.6%)	6.8%	4.8%	(1.7%)
Operating ROAE	(0.9)	(0.3)	6.0%	4.3	(2.0)

See GAAP to Non-GAAP reconciliation at the end of this presentation.

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OPERATING SEGMENT FINANCIAL HIGHLIGHTS 13 13,291 16,773 20,359 83.9%

Reported Book Value Per Share Book Value Growth BVPS CAGR: 7.3% Dividends per Share CAGR: 5.5% (1) (1) Six months ended June 30, 2011 annualized. HISTORICAL PERFORMANCE 14

9.5% 9.7% Average: HISTORICAL PERFORMANCE 15 Return Profile 10-Year Return on Equity Excluding Hurricane Katrina See GAAP to Non-GAAP reconciliation at the end of this presentation. 2010 6/30/2011 (CHART)

93.1% 101.9% Average: HISTORICAL PERFORMANCE 16 Underwriting Profile Statutory Combined Ratio Excluding Hurricane Katrina (CHART)

Strength of Reserves Net Reserve Redundancy (Deficiency) 6.7% Median: HISTORICAL PERFORMANCE 17

(2) Overview(1) Total Portfolio Breakdown (%) Fixed Income Portfolio Breakdown Fixed Income Portfolio Breakdown by Rating Total Portfolio Breakdown ($) At December 31, 2010.Other is comprised of trading securities, mortgage loans, policy loans, and other long term investments. Source: United Fire SEC filings. (2) Investment portfolio 18

CAPITAL MANAGEMENT

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- Strong economic capital position (BCAR)
- Prudent reinsurance programs
- Modest debt-to-capital ratio (12%)
- Conservative investment portfolio
- History of consistently conservative reserves
- Use of capital – acquisition of Mercer Insurance Company
- Share repurchase
  - Extension of existing share repurchase program approved by Board
    - Authorizing purchase of an additional one million shares of common shares
    - Extending program expiration date to August 2013
  - Repurchased 323,597 shares of common stock as of Q2 of 2011
    - 1.25% of outstanding shares
    - Average price: $18.80
    - Total cost: $6.1 million

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KEY INVESTMENT CONSIDERATIONS protecting dreams

- Experienced senior management
- Proactive capital management
- Financial strength
- Consistent reserving practices and historically reported loss redundancies
- Conservative investment philosophy
- Renewed focus on organic growth
- Local market knowledge, with decentralized underwriting and marketing, while claims and back-office functions are efficiently centralized

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thank you UNITED FIRE GROUP

GAAP TO NON-GAAP RECONCILIATION
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Net Income to Operating Income Excluding Hurricane Katrina

(In Thousands)	6/30/11	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
Net income (loss) excluding Hurricane Katrina (1)	$(20,468)	$53,088	$14,244	$4,244	$115,513	$108,719	$125,967	$78,817	$55,574	$17,686	$24,093
After-tax realized investment (gains) losses	(4,910)	(5,518)	8,566	6,749	(6,286)	(6,477)	(2,951)	(2,639)	1,099	8,971	121
Operating income (loss) excluding Hurricane Katrina	$(25,378)	$47,570	$22,810	$10,993	$109,227	$102,242	$123,016	$76,178	$56,673	$26,657	$24,214
Diluted earnings (loss) per share	$(0.78)	$2.02	$0.54	$0.16	$4.18	$4.15	$5.59	$3.34	$2.36	$0.88	$1.20
Diluted operating earnings (loss) per share	(0.97)	1.81	0.86	0.41	3.95	3.90	5.46	3.22	2.41	1.33	1.21

Return on Equity to Operating Return on Equity Excluding Hurricane Katrina

	6/30/11	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
Return on equity excluding Hurricane Katrina (1)	-2.3%	6.0%	1.7%	0.5%	13.4%	15.1%	23.5%	17.9%	15.3%	6.2%	9.0%
After-tax realized investment (gains) losses	-0.5%	-0.6%	1.0%	0.8%	-0.7%	-0.9%	-0.4%	-0.6%	0.3%	3.2%	0.0%
Operating return on equity excluding Hurricane Katrina	-2.8%	5.4%	2.7%	1.3%	12.7%	14.2%	22.9%	17.3%	15.6%	9.4%	9.0%

(1) Six months ended June 30, 2011, annualized

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GAAP TO NON-GAAP RECONCILIATION 23 At or For the 12 Months Ended December 31, At or For the 12 Months Ended December 31, At or For the 12 Months Ended December 31, At or For the 6 Months Ended June 30, At or For the 6 Months Ended June 30, (In Thousands) 2008 2009 2010 2010 2011 Net income (loss) $(13,064) $(10,441) $47,513 $33,044 $(12,104) After-tax realized investment (gains) losses 6,749 8,566 (5,518) (3,297) (2,455) Operating income (loss) $(6,315) $(1,875) $41,995 $29,747 $(14,559) Diluted earnings (loss) per share $(0.48) $(0.39) $1.80 $1.25 $(0.46) Diluted operating earnings (loss) per share (0.23) (0.07) 1.60 1.12 (0.56) At or For the 12 Months Ended December 31, At or For the 12 Months Ended December 31, At or For the 12 Months Ended December 31, At or For the 6 Months Ended June 30, At or For the 6 Months Ended June 30, (In Thousands) 2008 2009 2010 2010 2011 Return on equity -1.9% -1.6% 6.8% 4.8% -1.7% After-tax realized investment (gains) losses 1.0% 1.3% -0.8% -0.5% -0.3% Operating return on equity -0.9% -0.3% 6.0% 4.3% -2.0% Net Income to Operating Income Return on Equity to Operating Return on Equity